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Exhibit 23.1

KPMG LLP
1900 Nashville City Center
511 Union Street
Nashville, TN 37219-1735

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Regal Entertainment Group:

        We consent to the incorporation by reference in the registration statements (No. 333-87958) on Form S-8 and (No. 333-108212) on Form S-3 of Regal Entertainment Group of our report dated March 15, 2005 with respect to the consolidated balance sheets of Regal Entertainment Group and subsidiaries as of December 30, 2004 and January 1, 2004, and the related consolidated statements of income, stockholders' equity and parent's investment and comprehensive income, and cash flows for each of the years in the three-year period ended December 30, 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 30, 2004, and the effectiveness of internal control over financial reporting as of December 30, 2004, which reports appear in the December 30, 2004 annual report on Form 10-K of Regal Entertainment Group.

/s/ KPMG LLP

Nashville, Tennessee
March 15, 2005

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Consent of Independent Registered Public Accounting Firm